Exhibit 99.1

October 10, 2023

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company is pleased to share with you the results of our third quarter 2023. The economic environment has continued to be challenging as the cost of deposits has risen significantly in response to the continued elevated level of short-term interest rates, as directed by the Federal Open Market Committee of the Federal Reserve, and competitive forces in our markets causing pressure on margins. Despite the uncertainty in the broader economy and the banking sector in particular, the performance of your bank has remained solid and our balance sheet remains strong. Overall demand for loans has remained solid which is an indicator of the health of our local market. This year, we have been fortunate to experience respectable deposit growth at a time when many financial institutions saw declining deposit balances, which is a testament to the strong relationships we have with our customers and the outstanding service that we strive to provide. We will continue to seek deposit growth that supports the Bank’s solid liquidity position and provides you, as a shareholder, and our customers with stability, consistency, and confidence in your financial institution.

The following are the results of the nine months ended September 30, 2023:

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Assets as of September 30, 2023 were $4.625 billion, representing an increase of $339.5 million, or 7.9% from December 31, 2022.
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Loans as of September 30, 2023 were $3.534 billion, representing an increase of $380.0 million, or 12.0% from December 31, 2022.
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Deposits as of September 30, 2023 were $4.186 billion, representing an increase of $293.5 million, or 7.5% from December 31, 2022.
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Net Income for the nine months ended September 30, 2023 was $37.7 million, down $3.0 million, or 7.3%, from the nine months ended September 30, 2022.
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Earnings Per Diluted Share for the nine-month period ended September 30, 2023 were $3.25, compared to $3.58 for the nine-month period ended September 30, 2022.

The latest price at which the Company’s common stock has been traded of which we are aware was $70.75 per share.

As we move into the final stretch of 2023, I wanted to take a moment to share some exciting updates about Wilson Bank & Trust, particularly focusing on a few achievements we celebrated during the third quarter. This year has brought about unprecedented economic challenges for our industry, but I am proud to say that, thanks to our loyal customer base and the dedication of our talented staff, we have secured several noteworthy recognitions among our peers. These accomplishments are a testament to our steadfast commitment to excellence and our unwavering dedication to serving our communities.

One of the most significant achievements we are very proud to share is our remarkable increase in deposit market share as of June 30, 2023 in nine of the ten counties we serve with the tenth remaining steady. In an environment where many of our peers have struggled to see any increase in activity, let alone deposits, this accomplishment is nothing short of remarkable.

Furthermore, I am pleased to inform you that Bank Director recently recognized Wilson Bank & Trust’s outstanding performance by ranking us 15th among the top 25 banks in the country and 5th in the $1-5 billion asset category. Bank Director utilizes a rigorous set of metrics to assess the best banks, focusing on key indicators such as return on average equity, return on average assets, tangible common equity ratio, nonperforming assets, and total shareholder return. S&P Global Market Intelligence provides the data for this assessment. The aggregation of these metrics resulted in our impressive rankings, highlighting our profitability, asset quality, and shareholder returns.

We hope to see you all at our annual Oktoberfest event, scheduled for October 21-22. This event holds a special place in our hearts, as it brings together nearly 200 local food, craft, and retail vendors, as well as more than 3,000 attendees on the grounds of our Main Office in Lebanon. More importantly, it is a unique opportunity to recognize many local nonprofit organizations and celebrate the incredible impact they have on our communities. We encourage you to bring your friends and family as this weekend is a wonderful occasion to personally connect with one another, strengthening the bonds that make our community so vibrant.

As valued shareholders, your trust and support have been instrumental in our journey, and your involvement will continue to play a vital role in our future success. Thank you for your unwavering support and confidence in Wilson Bank & Trust and for being a part of our journey. We remain committed to delivering exceptional value to our shareholders, customers, employees and communities.

Sincerely,

John C. McDearman, III

President/CEO

Wilson Bank Holding Company

Randall Clemons

Chairman

Wilson Bank Holding Company